EXHIBIT 99.1

MULTIMEDIA GAMES HOLDING COMPANY, INC.	PRESS RELEASE
For more information contact:	Richard Land
Adam Chibib	James Leahy
Chief Financial Officer	JCIR
Multimedia Games Holding Company, Inc.	212-835-8500 or mgam@jcir.com
512-334-7500

MULTIMEDIA GAMES’ SECOND QUARTER REVENUE RISES 25% TO $58.2 MILLION;
EBITDA INCREASES BY 28% TO A RECORD $30.7 MILLION

Enters into Agreement to Acquire PokerTek, Inc. for $1.35 per Share in Cash

AUSTIN, Texas, April 30, 2014 - Multimedia Games Holding Company, Inc. (Nasdaq: MGAM) (“Multimedia Games” or the “Company”) today reported operating results for its fiscal 2014 second quarter ended March 31, 2014, as summarized below. Separately, the Company announced that it has entered into a definitive agreement to acquire PokerTek, Inc. (Nasdaq: “PTEK”) (“PokerTek”) for total consideration of approximately $13 million. PokerTek develops and distributes electronic table games solutions for the gaming industry.

Summary of 2014 Q2 Results
(In millions, except per share and unit data)

	Three Months Ended March 31,
	2014	2013
Revenue	$58.2	$46.6
Operating income	$17.4	$13.9
Net income	$11.0	$9.3
Diluted earnings per share	$0.35	$0.31

EBITDA(1)	$30.7	$24.1

Units sold	1,094	580

Domestic participation installed units:
Average	12,492	11,540
Quarter-end	12,752	11,712

(1)
EBITDA is defined as net income before net interest expense, income taxes, depreciation, amortization and accretion of contract rights. A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.

“Multimedia Games’ strong second quarter results, including significant year-over-year growth in revenue, operating income, EBITDA and diluted EPS, again highlight the strength of our growing product portfolio, attractive competitive positioning and unique growth opportunities,” said Patrick Ramsey, Chief Executive Officer of Multimedia Games. “The results were driven by an impressive 88.6% year-over-year increase in unit sales as we sold 1,094 games, with continued strength in key markets such as Oklahoma, Washington and Nevada. Our award-winning TournEvent® slot tournament system continues to build on its position as the most effective tournament solution, generating sales of 373 units to a total of 23 casinos in 13 states and cruise lines, with growing excitement and momentum for the 2014 National TournEvent of Champions® which concludes in Las Vegas in early October.

“At the same time, our gaming operations business continues to perform, with revenue increasing 13.0% year over year to a quarterly record of $37.8 million in the fiscal 2014 second quarter. Our installed base of participation games rose 8.9% year-over-year and approximately 1% on a quarterly sequential basis, and we ended the fiscal 2014 second quarter with a total of 12,752 recurring revenue units nationwide, approximately 37% of which are in markets outside of Oklahoma. Our premium participation games continue to gain traction as we added 111 new premium units in the quarter with the mix of premium units as a percentage of our overall installed base rising to 9% of total installed units and 25% of our units installed outside of Oklahoma. The success of these games and improved weather later in the quarter led to a significant improvement in win per day in March and resulted in daily win per unit increasing from the prior-year quarter.”

Ramsey concluded, “These are exciting times for Multimedia Games as we continue to successfully penetrate new markets while increasing the number of our innovative and player-favorite games on slot floors in the Company’s more established markets. To that end, the combination of our upcoming Maximum Player Experience™ premium participation cabinet and its launch titles, Thundering Herd™ and Invasion 2: The Return™, further highlight our commitment to creating entertaining gaming experiences. We believe this fully interactive slot gaming experience embodies the capabilities of our Austin-based development teams and are excited that these new products were recently recognized by Casino Journal and Casino Enterprise Management as among the industry’s best new technologies and products. We expect these offerings to drive further growth in our installed base and win per day in fiscal 2015. We are energized by our newest product offerings and new market opportunities.”

Agreement to Acquire PokerTek, Inc.
Multimedia Games announced today that it has entered into a definitive Merger Agreement to acquire electronic table games (“eTables”) developer and distributor, PokerTek, Inc., for total consideration of approximately $13 million.  Under the terms of the Merger Agreement, a subsidiary of Multimedia Games will merge with and into PokerTek, with PokerTek surviving as a wholly-owned subsidiary of Multimedia Games. In the merger, PokerTek stockholders will receive $1.35 per share in cash at closing in exchange for each outstanding share.  The closing of the merger is anticipated to occur in calendar 2014. The transaction has been approved by the Boards of Directors of both Multimedia Games and PokerTek.  The transaction is subject to approval by the stockholders of PokerTek at a special meeting of its stockholders to be held, as well as approval by gaming authorities and other customary closing conditions.  Officers and directors of PokerTek who hold approximately 36% of the Company’s outstanding shares as of the date of the Merger Agreement have entered into a Voting Agreement which provides that they will vote in favor of the merger.  Multimedia Games expects the transaction will be neutral to diluted EPS in fiscal 2015 and accretive to the Company’s financial results beginning in fiscal 2016.

In the twelve-month period ended December 31, 2013, PokerTek generated total revenue of $5.5 million, approximately 85% of which was from recurring revenue placements.  At December 31, 2013, PokerTek had 2,272 gaming positions deployed with 2,170 of the gaming positions related to the installation of PokerPro™ eTables that are installed on a recurring revenue basis.  The PokerPro automated poker table is approved in most major gaming jurisdictions, including Nevada where it is the only approved automated poker table.  It has been certified by several gaming labs in the United States and worldwide.

Pat Ramsey commented, “As eTables become a growing component of the gaming mix for domestic and international casinos, this proposed transaction represents an excellent opportunity for Multimedia Games to expand our product portfolio. We believe the PokerPro product is an excellent complement to our existing business and that we can expand the penetration of PokerPro gaming positions in North America by leveraging our strong domestic manufacturing, sales and service capabilities. Further, with a growing installed base of gaming positions internationally and the PokerPro’s reputation for providing returns for casino operators in these markets, this transaction represents a solid entry point to further diversify our revenue and geographic base.

“PokerTek generates attractive recurring revenue which will allow us the financial flexibility to grow the worldwide PokerPro installed base while investing in the business to develop a new eTable platform and content that will address the growing demand for electronic table game offerings. This transaction reflects the Company’s strategic emphasis on growing our market share of casino gaming floors by offering leading products that resonate with our customers’ players.”

Summary of Fiscal 2014 Second Quarter Operating Results

$ millions except unit, margin and per-share data	Three Months Ended March 31,
	2014	2013
Revenue
Total revenue	$58.2	$46.6

Gaming operations	$37.8	$33.4

Gaming equipment and system sales	$19.9	$12.8
Sales of units	18.3	11.0
Parts and equipment	1.6	1.8

Other	$0.6	$0.4

Revenue Metrics
Gaming operations
Quarter-end installed base	12,752	11,712
Quarter-end premium units installed outside Oklahoma	1,170	505
Approximate daily win per unit	$29.92	$28.13

Gaming equipment and system sales
Units sold	1,094	580
Average selling price	$16,721	$18,912

Operating Expenses
Total operating costs and expenses	$40.8	$32.7
Cost of goods sold	12.6	8.4
Gaming operations gross margin	90.2%	90.8%
Gaming equipment and system sales gross margin	55.5%	57.9%
Selling, general & administrative	13.6	11.6
Research and development	3.7	4.5
Amortization & depreciation	10.9	8.1

Operating income	$17.4	$13.9
Operating margin	30.0%	29.9%

Effective income tax rate	36.5%	32.3%

Net income	$11.0	$9.3

Earnings per diluted share	$0.35	$0.31

Highlights of Multimedia Games’ fiscal 2014 second quarter operating results include:

Gaming operations

•	The approximately 9% year-over-year growth in the Company’s installed base led to a 13.2% increase in revenue, with particular strength in California.

•	The installed base grew 1,040 units year over year and by 95 units on a quarterly sequential basis despite the sale of 303 units out of the installed base during the quarter.

◦	The installed base of premium participation games increased 111 units on a quarterly sequential basis to 1,170 units.

•	Revenue from the Company’s New York Lottery business declined 3% year-over-year to $4.1 million, primarily due to significant weather challenges across New York.

Gaming equipment and system sales

•
Revenue rose 55.3% year over year, reflecting the sale 1,094 units to customers in 18 markets, inclusive of the sale of 303 units that were previously installed on a revenue share arrangement, compared to the sale of 580 units in the year-ago quarter.

◦	The Company recorded the sale of 168 units to a single customer in Oklahoma, all of which were previously on a revenue share agreement.

•	Total unit sales included the sale of 373 TournEvent units to 23 casinos, bringing the Company’s TournEvent installed base nationwide to nearly 4,000 units in approximately 250 casinos.

•	The top three markets for unit sales were Oklahoma, Washington and Nevada, which in aggregate accounted for 522 of the units sold during the quarter.

Operating expenses

•	The year-over-year increase in total operating expenses was driven by:

◦
An increase in cost of goods sold which primarily reflects the higher number of units sold during the fiscal 2014 second quarter and a larger installed base of participation games compared with the year-ago period;

◦	The increase in depreciation and amortization reflects continued increases in the installed base and higher amortization expense for capitalized labor;

◦	SG&A expenses increased 18% year over year as the Company continues to grow its employee base; and,

◦	SG&A expenses include approximately $1.3 million of non-cash stock-based compensation compared to $1.0 million in the prior year period.

Balance Sheet Review
Multimedia Games ended the 2014 second fiscal quarter with $123.4 million in cash and debt of $27.8 million, versus cash and debt of $81.5 million and $31.5 million, respectively, at March 31, 2013. Capital expenditures in the fiscal 2014 second quarter were $7.5 million compared to $12.9 million in the year ago period.

During the fiscal 2014 second quarter, the Company repurchased 123,921 shares of its common stock at an average price of $31.29 per share, excluding commissions, for total consideration of approximately $3.9 million. As of March 31, 2014, the Company had approximately $29.1 million remaining under its existing $40.0 million share repurchase authorization which was announced in November 2012. Since December 2010, the Company has repurchased approximately 2.7 million shares of its common stock at an average of cost of $8.39 per share.

Adam Chibib, President and Chief Financial Officer, commented, “Our strong financial growth through the first half of fiscal 2014 again highlights our strategies to address a growing number of casino customers and their players with engaging products. We believe that these factors will help us remain on target to achieve our full year financial targets. We are also expanding our already strong product portfolio, growing our recurring revenue footprint and further solidifying our financial foundation as we continue to support long-term growth across our business. Our balance sheet has never been stronger and we believe our financial flexibility will allow Multimedia Games to build value for shareholders going forward.”

Reiterates Fiscal 2014 Outlook
Multimedia Games today reiterated its outlook for fiscal 2014. For the full year, the Company expects to generate revenue of $217.0-$223.0 million, representing year-over-year growth of approximately 15%-18%. In addition, Multimedia Games expects to generate EBITDA, a non-GAAP financial measure defined below, of $110.0-$114.5 million, representing approximately 15%-20% year-over-year growth. Finally, the Company expects its fiscal 2014 tax rate to be in the range of 36%-38%, compared with its fiscal 2013 tax rate of 32.5%. As a result, fiscal 2014 diluted EPS are expected to be $1.23-$1.27, representing year-over-year growth of approximately 8%-11% from reported fiscal 2013 EPS of $1.14 and year-over-year growth of approximately 16%-20% from adjusted fiscal 2013 EPS of $1.06 as detailed below.

The Company expects that the 2014 fiscal third quarter will represent the low point of quarterly unit sales, revenue, EBITDA and diluted EPS for the fiscal year.

Comparison of Fiscal 2014 Guidance to Fiscal 2013 Results
(In millions, except per-share and unit sales)

	Twelve Months Ended September 30,
	2014 Guidance(1)	2013
Revenue	$217.0 - 223.0	$189.4
EBITDA	$110.0 - 114.5	$95.7
Depreciation and Amortization	$42.0 - 44.0	$34.8

Diluted earnings per share	$1.23 - 1.27	$1.14
Pro-forma diluted earnings per share(2)	$1.23 - 1.27	$1.06

Unit sales	3,700 - 4,000	2,678

(1)
Represents Company guidance for fiscal 2014 as provided on November 14, 2013, with the forecasted diluted EPS range reflecting an expected full year tax rate of 36%-38%, versus a 32.5% tax rate in fiscal 2013.

(2)	Pro-forma diluted earnings per share for the fiscal 2013 period reflect a 37% tax rate applied to the reported income before income taxes for both periods.

	Fiscal 2014 Guidance		Fiscal 2013
EPS Reconciliation:	Low	High
As reported			$1.14
Pro-forma at 37% tax rate	—	—	(0.08)
Pro-forma EPS	$1.23	$1.27	$1.06

Multimedia Games cautions that market dynamics are constantly changing and as such, actual results could vary materially from the expectations noted above based on various factors, such as changes in the Company’s markets, operations, regulatory requirements, and its estimates and assumptions. See the risk factors in our publicly-filed Form 10-K’s and subsequent filings and other items as more fully described in the section below titled “Cautionary Language.”

2014 Second Quarter Conference Call and Webcast
Multimedia Games is hosting a conference call and webcast today, April 30, 2014, beginning at 9:00 a.m. ET (8:00 a.m. CT). Both the call and the webcast are open to the general public. The conference call number is 720-545-0001 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at http://ir.multimediagames.com/events.cfm. Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
See definitions of EBITDA, and pro-forma diluted earnings per share included in the discussion of Non-GAAP financial measures below.

About Multimedia Games Holding Company, Inc.
Through its wholly owned subsidiary, Multimedia Games, Inc., Multimedia Games Holding Company, Inc. (“Multimedia Games”) develops and distributes gaming technology. The company is a creator and supplier of comprehensive systems, content and electronic gaming units for Native American and commercial casinos. Revenue is derived from gaming units in operation on revenue-sharing arrangements as well as from the sale of gaming units and systems that feature proprietary game content and game themes licensed from others. Multimedia Games also supplies the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York. The company is focused on pursuing market expansion and new product development for commercial and tribal casinos and VLT markets. Please visit www.multimediagames.com, twitter.com/MultimediaGames or facebook.com/MultimediaGames, where Multimedia Games discloses important information about the company, its sales, and its business.
Cautionary Language
This press release contains forward-looking statements based on Multimedia Games' current expectations and projections, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words “believe”, “expect”, “continue”, “intend”, “plan”, “seek”, “estimate", “project”, “may”, “should”, or the negative or other variations thereof or comparable terminology as they relate to Multimedia Games and its products, plans, and markets are intended to identify such forward-looking statements. These forward-looking statements include, but are not limited to, expectations regarding our future installed base and win per day; expectations regarding our financial performance and financial flexibility; expectations regarding the success of the proposed PokerTek, Inc. acquisition and its effect on company performance; expectations regarding customer’s preferences and demands for future gaming offerings; expectations regarding our product portfolio; expectations regarding shareholder value; expectations regarding market entry and expansion; expectations regarding tax rates; expectations regarding the share repurchase program; management’s plans and objectives for future operations; expectations regarding future investments; expenditures and product development; business prospects; anticipated sales performance; industry trends; market conditions; and other statements that are not historical facts. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of Multimedia Games, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia Games’ performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of Multimedia Games to increase its future installed base and win per day; improve its financial performance and financial flexibility; successfully complete the acquisition of PokerTek, Inc. and integrate the new company into the company’s existing business; successfully implement its product portfolio; increase shareholder value; successfully enter new markets and expand in current markets; grow its revenue, gaming operations or game sales businesses; garner new market share; secure new licenses and game approvals in new and current jurisdictions; successfully develop or place proprietary product such as premium games and the TournEvent slot tournament system; comply with regulations; have its games met with approval by customers or players; or repurchase shares of its common stock. Please refer to the Company’s most recent Form 10-K and subsequent filings with the Securities and Exchange Commission for a further discussion of risks and uncertainties. All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. Multimedia Games expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONDENSED CONSOLIDATED BALANCE SHEETS As of March 31, 2014 and September 30, 2013 (In thousands, except share and per-share amounts)
	March 31,	September 30,
	2014	2013
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$123,425	$102,632
Accounts receivable, net of allowance for doubtful accounts of $342 and $342, respectively	30,791	26,566
Inventory	10,743	12,429
Notes receivable, current	2,640	2,093
Deferred tax asset	7,818	7,818
Prepaid expenses and other	3,623	2,423
Federal and state income taxes receivable	—	2,855
Total current assets	179,040	156,816
Property and equipment and leased gaming equipment, net	78,012	77,458
Intangible assets, net	32,384	34,723
Notes receivable, non-current	3,558	4,841
Deferred tax asset, non-current	2,690	2,690
Value added tax receivable, net of allowance of $707 and $707, respectively	2,899	2,862
Other assets	2,699	2,135
Total assets	$301,282	$281,525
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long‑term debt	$3,700	$3,700
Accounts payable and accrued liabilities	26,702	29,129
Federal income tax payable	1,613	—
Deferred revenue	666	520
Total current liabilities	32,681	33,349
Long‑term debt, less current portion	24,050	25,900
Long-term deferred tax liability	12,824	12,824
Other long-term liabilities	463	511
Total liabilities	70,018	72,584
Commitments and contingencies
Stockholders’ equity:
Preferred stock: Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding	—	—
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 38,228,008 and 37,802,950 shares issued, and 29,611,928and 29,386,870 shares outstanding, respectively	382	378
Additional paid‑in capital	139,152	131,232
Treasury stock, 8,616,080 and 8,416,080, respectively, common shares at cost	(72,997)	(66,886)
Retained earnings	164,727	144,217
Total stockholders’ equity	231,264	208,941
Total liabilities and stockholders’ equity	$301,282	$281,525

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS For the Three and Six Months Ended March 31, 2014 and 2013 (In thousands, except per-share amounts) (Unaudited)
	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
REVENUES:
Gaming operations	$37,758	$33,406	$71,366	$63,380
Gaming equipment and system sales	19,860	12,787	44,751	26,791
Other	559	378	1,219	702
Total revenues	58,177	46,571	117,336	90,873

OPERATING COSTS AND EXPENSES:
Cost of gaming operations revenue (1)	3,715	3,057	7,565	6,245
Cost of equipment and system sales	8,840	5,381	20,665	11,566
Selling, general and administrative expenses	13,602	11,575	27,320	22,918
Research and development	3,716	4,494	8,024	8,674
Amortization and depreciation	10,879	8,143	21,315	16,107
Total operating costs and expenses	40,752	32,650	84,889	65,510
Operating income	17,425	13,921	32,447	25,363

OTHER INCOME (EXPENSE):
Interest income	88	144	179	314
Interest expense	(231)	(293)	(489)	(589)
Other income (expense)	(3)	23	12	33
Income before income taxes	17,279	13,795	32,149	25,121
Income tax (expense)	(6,311)	(4,452)	(11,638)	(8,665)
Net income	$10,968	$9,343	$20,511	$16,456
Basic earnings per common share	$0.37	$0.33	$0.69	$0.58
Diluted earnings per common share	$0.35	$0.31	$0.66	$0.54
Shares used in earnings per common share:
Basic	29,681	28,666	29,612	28,568
Diluted	31,024	30,348	30,998	30,252

(1)
Cost of revenues exclude depreciation and amortization of gaming equipment, content license rights and other depreciable assets, which are included separately in the amortization and depreciation line item.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended March 31, 2014 and 2013
(Unaudited)

	Six Months Ended
	March 31,
	2014	2013
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,511	$16,456
Adjustments to reconcile net income to cash provided by operating activities:
Amortization and depreciation	21,315	16,107
Accretion of contract rights	4,827	3,955
Share-based compensation	2,593	1,855
Other non-cash items	64	1,307
Interest income from imputed interest	(108)	(265)
Changes in operating assets and liabilities	878	(1,336)
Deferred income taxes	—	171
Tax benefit from exercise of stock options	(3,461)	(3,188)
NET CASH PROVIDED BY OPERATING ACTIVITIES	46,619	35,062

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and leased gaming equipment	(17,928)	(25,534)
Acquisition of intangible assets and capitalized labor	(6,136)	(4,070)
Advances under development and placement fee agreements	—	(8,535)
Repayments under development agreements	869	7,555
NET CASH USED IN INVESTING ACTIVITIES	(23,195)	(30,584)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	1,869	5,583
Tax benefit from exercise of stock options	3,461	3,188
Principal payments of long-term debt	(1,850)	(1,850)
Purchased of treasury stock	(6,111)	(3,668)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(2,631)	3,253

Net increase in cash and cash equivalents	20,793	7,731
Cash and cash equivalents, beginning of period	102,632	73,755
Cash and cash equivalents, end of period	$123,425	$81,486

Reconciliation of U.S. GAAP to Non-GAAP measures:
This press release and accompanying schedules provide certain information regarding (i) EBITDA and (ii) pro-forma diluted earnings per share, both of which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, or above in this release for pro-forma diluted earnings per share, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define (i) EBITDA as net income before net interest expense, income taxes, depreciation, amortization and accretion of contract rights and (ii) pro-forma diluted earnings per share reflects a tax expense rate adjustment. EBITDA and pro-forma diluted earnings per share are not recognized financial measures under GAAP, but we believe that each is useful in measuring our operating performance. We believe that the use of the non-GAAP financial measure EBITDA enhances an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance. We present pro-forma diluted earnings per share in order to allow investors to evaluate how we would have performed had our effective tax rate for fiscal 2013 been 37%.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	For the Three Months Ended March 31,
	2014	2013
	(in thousands)
Net income	$10,968	$9,343
Add back:
Amortization and depreciation	10,879	8,143
Accretion of contract rights(1)	2,412	2,002
Interest expense, net	144	149
Income tax expense	6,311	4,452
EBITDA	$30,714	$24,089

(1)	“Accretion of contract rights” relates to the amortization of intangible assets for development projects. These amounts are netted against revenues in the Consolidated Statements of Operations.

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